EXHIBIT J

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the incorporation by reference in these Registration Statements (Form N-1A) (Post-Effective Amendment No. 116 to File No. 033-59692; Amendment No. 117 to File No. 811-07584) of the Rydex Series Funds of our reports dated May 24, 2012 on the financial statements and financial highlights of the Rydex Series Funds included in the March 31, 2012 Annual Reports to shareholders.

/s/ Ernst & Young LLP

McLean, VA

July 27, 2012